Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
FOR IMMEDIATE RELEASE		(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Strong Third Quarter Financial Results

•	Merchandise margin increased to 34.9% - the highest in 7 years

•	Same-store merchandise sales up 4.8% on a reported basis, 6.7% pro forma

•	Retail and wholesale fuel margins per gallon up

•	Adjusted EBITDA(1) up 89.8% on a reported basis, 1% pro forma

CORPUS CHRISTI, Texas, November 5, 2008 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that third quarter 2008 merchandise sales – including sales from the Company’s Stripes stores and the Town & Country stores it acquired in November 2007 – increased by 74.9 percent to $189.3 million versus the same quarter a year ago for stand-alone Susser operations. Same-store merchandise sales were 4.8 percent higher year-over-year on a reported basis and 6.7 percent higher on a pro forma basis, assuming the Town & Country acquisition had taken place on January 1, 2007.

Total revenues for the combined organization were $1.2 billion, an increase of 80.1 percent from the third quarter of last year on a reported basis and up 32.2 percent pro forma. Gross profit was $118.8 million, up 78.7 percent on a reported basis and up 13.5 percent on a pro forma basis versus a year ago.

Adjusted EBITDA(1) increased 89.8 percent to $31.8 million, versus $16.8 million in the third quarter of 2007, primarily reflecting the contribution from Town & Country, and increased 1 percent against pro forma adjusted EBITDA in the year-ago period of $31.6 million.

Net income was $6.9 million, or $0.40 per diluted share, compared with $4.8 million, or $0.29 per diluted share reported in the year-ago quarter. Pro forma net income in the 2007 period was $5.5 million, or $0.33 per diluted share, taking into account the Town & Country acquisition and the related impact on Susser’s tax position. The increase in net earnings was driven by the contribution from new stores – including Town & Country stores – and higher merchandise and fuel margins, partly offset by higher interest, utilities, credit card, hurricane-related impacts and income tax expense.

“The 6.7 percent pro forma same-store merchandise sales increase and the 34.9 percent merchandise margin we realized in the third quarter demonstrate the continued vitality of the consumer economies in the primary markets we serve,” said Sam L. Susser, Susser Holdings President and Chief Executive Officer.

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“During the quarter we saw very strong performance from both the legacy Stripes stores in South Texas and Oklahoma, and even stronger performance from the newly acquired Town & Country stores in West Texas and Eastern New Mexico. We believe this performance reflects the continued positive impact of improved execution by our team on our merchandise and customer-facing initiatives and a regional economy that continues to outperform national trends.

“Although consumers continued to reduce their driving in the face of record fuel prices over the summer, the impact was more than offset by higher fuel margins per gallon. Retail margins averaged 22.2 cents per gallon – up more than 3 cents from a year ago on a pro forma basis. While the third quarter is generally one of our most profitable for fuel sales, this year margins were bolstered by falling oil prices, which tends to improve our margins,” Susser said.

Hurricane Impact

Susser’s operations during the third quarter of 2008 were negatively impacted by two hurricanes that struck the Texas Gulf Coast, including the previously discussed Dolly in late July and Ike in mid-September. These storms required us to close 144 stores for an average of two days each. Extended power outages following Ike also impacted our wholesale customers, although over 70 percent of our dealers were back in operation within a week of the storm’s landfall.

Refinery outages also caused widespread supply shortages and temporarily increased fuel and operating costs. While we were generally able to secure supply for our retail stores and contracted dealers, our fuel and transportation costs in some markets were negatively impacted during the last two weeks of September. We estimate the incremental expenditures from both hurricanes will be $3 million to $4 million, of which $2 million to $3 million is expected to be capital replacement costs. We are working with insurance carriers to determine how much of these costs are covered by property and business interruption policies.

New Convenience Store/Wholesale Dealer Site Update

The Company opened one new large retail unit in the Rio Grande Valley of Texas and closed another low-volume store in Corpus Christi, Texas during the third quarter, leaving the total store count at 509 as of September 30, with in-store restaurants at 287. Two more stores with restaurants have opened in the fourth quarter, and a Laredo Taco Company restaurant was added to another existing store. Four additional stores are currently under construction.

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In its wholesale operations, Susser added seven new dealer sites and discontinued 16, for a total of 375 dealer sites in operation at the end of the quarter. So far in the fourth quarter, eight new sites have been added to the network, and seven dealer sites remain closed due to Hurricane Ike. New dealer sites typically outperform wholesale locations that are closed or where fuel supply is discontinued.

Financing Status

“Although credit markets in general have tightened sharply in recent months, so far, we have not been materially impacted,” Susser said. “The strong cash flow from our stores, combined with the May expansion of our revolving credit facility and the additional senior notes we issued in June, give us plenty of liquidity and financial flexibility to continue to upgrade and grow our business,” he added.

“With the financing we currently have in place, we will not have to refinance any balloon maturities for another four years,” Susser said.

Required principal payments for 2009 are approximately $9.2 million. The revolving credit and term loan facilities do not come due until November 2012. The $300 million of senior notes currently outstanding, while callable at the Company’s option beginning in December 2009, do not mature until December 2013. The Company’s borrowing base supported the full use of its $120 million revolving credit facility, and there was approximately $60 million of unused availability at the end of the quarter.

Susser remains in full compliance with all of its debt covenants, and it remains comfortable with its current liquidity position. As of September 30, the Company had cash and cash equivalents of $9.1 million.

For the first nine months of 2008, the Company has completed retail store sale-leaseback transactions totaling $26.9 million. It expects to complete an additional $8 million to $14 million in the fourth quarter.

Third Quarter Financial and Operating Highlights

Convenience store merchandise sales were $189.3 million during the third quarter, up 74.9 percent on a reported basis and 10.4 percent on a pro forma basis. Same-store merchandise sales increased 4.8 percent from the third quarter of last year on a reported basis, or 6.7 percent pro forma. Sales growth was driven primarily by strong increases in the sales of cigarettes, food service and beer.

Total merchandise gross profit, net of shortages, was $66.0 million, up 83.6 percent on a reported basis and 16.1 percent pro forma.

Net merchandise margin increased to 34.9 percent for the quarter – up from 33.2 percent on a reported basis for the third quarter of last year and 33.1 percent on a pro forma basis.

Susser Holdings Corporation 3Q 2008 Earnings – Page 4

Retail fuel volumes increased to 163.4 million gallons for the quarter, up 50.1 percent on a reported basis but down 3.6 percent on a pro forma basis. Average gallons sold per retail location were 325,900, which was down 2.3 percent from the third quarter of last year on a reported basis and down 6.2 percent on a pro forma basis. The volume decline reflects the impact of significantly higher pump prices versus a year ago that reduced fuel demand, especially near the Texas-Mexico border.

Retail fuel revenues increased to $619.7 million, up 112.7 percent on a reported basis and 32.9 percent on a pro forma basis. Fuel revenues were driven by the Town & Country contribution and by a $1.11-per-gallon increase in the retail price of fuel versus a year ago, or $1.04 on a pro forma basis.

Retail gross margins for fuel increased by 6.4 cents per gallon to 22.2 cents on a reported basis and by 3.3 cents a gallon pro forma. Retail fuel gross profit totaled $36.3 million, up 110.4 percent on a reported basis and 13.2 percent pro forma. Susser reports retail fuel margins before credit card and other fuel-related expenses. Credit card fees in the third quarter were approximately 5.2 cents per gallon, versus 3.4 cents per gallon a year ago on a pro forma basis, or an increase of $2.8 million. Utility costs, which are also tied to the cost of energy, were up $3.4 million on a pro forma basis.

Wholesale fuel volumes sold to Susser’s 375 dealers and other third-party customers increased 3.0 percent from a year ago to 122.3 million gallons. Wholesale fuel revenues increased 48.0 percent to $397.0 million as a result of both the small volume increase and, more importantly, a 99 cent-per-gallon increase in average wholesale fuel selling prices. Wholesale fuel gross margin was 7.2 cents per gallon, versus 6.2 cents per gallon a year earlier. Wholesale fuel gross profit increased 18.1 percent to $8.8 million, reflecting significantly higher wholesale fuel selling prices and the slightly higher sales volumes.

Year-to-Date Results

For the first nine months of 2008, Susser reported merchandise sales of $545.9 million, an increase of 77.5 percent on a reported basis and 12.2 percent pro forma, versus the comparable period a year ago. Same store sales increased by 6.7 percent, or 8.0 percent on a pro forma basis.

Total revenues were $3.4 billion, up 81.7 percent on a reported basis and 34.3 percent pro forma. Gross profit totaled $322.6 million, up 75.9 percent on a reported basis and 12.3 percent pro forma. Adjusted EBITDA(1) was $80.1 million, up 94.2 percent on a reported basis and 2.3 percent pro forma. Net income totaled $10.2 million, or $0.60 per diluted share, versus $8.7 million, or $0.52 per diluted share on a reported basis and $8.2 million, or $0.49 per diluted share, on a pro forma basis for the same period in 2007.

Susser Holdings Corporation 3Q 2008 Earnings – Page 5

2008 Guidance

The Company has slightly revised its previous guidance for Fiscal 2008:

	2008 Full-Year Guidance	Prior 2008 Guidance	2008 Nine- Month Results	2007 Full-Year Actual Results	2007 Full-Year Pro Forma(d)
Merchandise Same-Store Sales Growth (a)	5.0%-6.5%	5.0%-6.5%	6.7%	7.7%	8.6%
Merchandise Margin, Net of Shortage	33.5%-34.5%	33.5%-34.5%	34.3%	32.5%	32.4%
Retail Average Per-Store Gallons Growth	0.0%-3.0%	(3.0)%-3.0%	1.5%	5.9%	3.7%
Retail Fuel Margins (¢/gallon)	15.0-17.5	13.5-16.5	17.8	14.7	17.0
Wholesale Fuel Margins (¢/gallon)	5.0-6.5	4.5-6.0	6.0	5.3
New Retail Stores (b)	11-12	12-14	7	18
New Wholesale Dealer Sites (b)	25-30	25-30	13	30
Gross Capital Spending	$65-$75 million	$65-$85 million	$45.5 million	$89.8 million (c)
Net Capital Spending	$30-$36 million	$25-$35 million	$17.8 million	$42.7 million (c)

(a)	We include a store in the same-store sales base in its 13th month of our operation; therefore, Town & Country stores will be excluded from our same-store sales base until December 2008.
(b)	2007 retail store actual does not include 168 Town & Country locations acquired in November 2007. Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.
(c)	Excludes acquisition of Town & Country Food Stores and $51.2 million of net proceeds from sale/leaseback of Town & Country properties concurrent with the acquisition.
(d)	Pro forma results as if Town & Country had been included in the Company’s operations for all of 2007.

1	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

Investor Conference Call and Webcast

Susser’s management team will hold a conference call on Thursday, November 6, at 11 a.m. EST (10 a.m. CST) to discuss third quarter results. To participate in the call, dial 303-262-2053 at least 10 minutes early and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through November 13. To access the replay, dial (303) 590-3000 and enter the pass code 11121209#.

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The conference call will also be accessible via Susser’s Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

About Susser Holdings Corporation

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates 511 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in 290 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin' brands. The Company also supplies branded motor fuel to approximately 375 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 30, 2007 and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

- Financial statements follow -

Susser Holdings Corporation 3Q 2008 Earnings – Page 7

Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$108,227	$189,272	$307,517	$545,913
Motor fuel sales	559,665	1,016,644	1,569,360	2,872,252
Other income	6,130	8,123	18,590	26,740

Total revenues	674,022	1,214,039	1,895,467	3,444,905

Cost of sales:
Merchandise	72,306	123,306	207,593	358,863
Motor fuel	534,998	971,602	1,503,615	2,762,095
Other	245	332	828	1,311

Total cost of sales	607,549	1,095,240	1,712,036	3,122,269

Gross profit	66,473	118,799	183,431	322,636

Operating expenses:
Personnel	19,833	34,536	57,736	99,348
General and administrative	7,283	9,468	19,531	26,580
Other operating	17,175	35,298	48,693	93,630
Rent	6,135	8,728	18,255	25,814
(Gain) loss on disposal of assets and impairment charge	275	(196)	83	(45)
Depreciation, amortization, and accretion	7,828	9,828	20,997	30,909

Total operating expenses	58,529	97,662	165,295	276,236

Income from operations	7,944	21,137	18,136	46,400

Other income (expense):
Interest expense	(3,103)	(9,955)	(9,205)	(29,307)
Other miscellaneous	122	25	318	239

Total other income (expense)	(2,981)	(9,930)	(8,887)	(29,068)

Minority interest in income (loss) of consolidated subsidiaries	1	(14)	(32)	(37)

Income before income taxes	4,964	11,193	9,217	17,295
Income tax expense	(123)	(4,331)	(503)	(7,131)

Net income	$4,841	$6,862	$8,714	$10,164

Net income per share:
Basic	$0.29	$0.41	$0.52	$0.60
Diluted	$0.29	$0.40	$0.52	$0.60

Weighted average shares outstanding:
Basic	16,705,404	16,880,404	16,705,404	16,880,404
Diluted	16,776,347	16,989,817	16,771,968	16,977,561

Susser Holdings Corporation 3Q 2008 Earnings – Page 8

Susser Holdings Corporation

Consolidated Balance Sheets

	December 30, 2007	September 28, 2008
	audited	unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,831	$9,077
Accounts receivable, net of allowance for doubtful accounts of $1,360 at December 30, 2007 and $1,242 at September 28, 2008	69,368	93,023
Inventories, net	69,577	79,298
Assets held for sale	903	755
Other current assets	8,209	7,446

Total current assets	155,888	189,599
Property and equipment, net	410,745	402,763
Other assets:
Goodwill	248,809	244,418
Intangible assets, net	25,497	24,476
Other noncurrent assets	12,753	14,242

Total other assets	287,059	283,136

Total assets	$853,692	$875,498

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$127,756	$121,813
Accrued expenses and other current liabilities	39,406	40,416
Current maturities of long-term debt	3,937	6,608
Deferred purchase price – TCFS acquisition, current	10,000	9,978

Total current liabilities	181,099	178,815
Long-term debt	374,754	399,819
Revolving line of credit	34,640	19,300
Deferred gain, long-term portion	31,511	34,009
Deferred tax liability, long-term portion	27,145	23,122
Other noncurrent liabilities	20,068	22,874

Total long-term liabilities	488,118	499,124
Minority interests in consolidated subsidiaries	684	721

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,006,662 issued and 16,995,338 outstanding as of December 30, 2007; 17,046,622 issued and 17,035,338 outstanding as of September 28, 2008	170	170
Additional paid-in capital	172,765	175,648
Retained earnings	10,856	21,020

Total shareholders’ equity	183,791	196,838

Total liabilities and shareholders’ equity	$853,692	$875,498

Susser Holdings Corporation 3Q 2008 Earnings – Page 9

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2007
	Actual	Pro Forma (a)	September 28, 2008 Actual	Actual	Pro Forma (a)	September 28, 2008 Actual
	(in thousands)
Net income	$4,841	$5,532	$6,862	$8,714	$8,169	$10,164
Depreciation, amortization, and accretion	7,828	11,446	9,828	20,997	31,490	30,909
Interest expense, net	3,103	10,196	9,955	9,205	30,660	29,307
Income tax expense	123	3,603	4,331	503	6,191	7,131

EBITDA	$15,895	$30,777	$30,976	$39,419	$76,510	$77,511
Non-cash stock based compensation	715	715	1,058	2,074	2,074	2,888
(Gain) loss on disposal of assets	275	271	(196)	83	66	(45)
Other miscellaneous	(122)	(123)	(25)	(318)	(319)	(239)

Adjusted EBITDA	$16,763	$31,640	$31,813	$41,258	$78,331	$80,115
Rent	6,135	7,549	8,728	18,255	22,490	25,814

Adjusted EBITDAR	$22,898	$39,189	$40,541	$59,513	$100,821	$105,929

(a)	Pro forma results as if Town & Country had been included in the Company’s operations for all of 2007.

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	September 30, 2007	September 28, 2008
	(in thousands)
Net cash provided by operating activities	$32,609	$6,542
Changes in operating assets & liabilities	(2,127)	36,883
Gain (loss) on disposal of assets	(83)	45
Non-cash stock based compensation expense	(2,074)	(2,888)
Minority interest	(44)	(37)
Deferred income tax	1,430	153
Amortization of debt premium	–	375
Income taxes	503	7,131
Interest expense, net	9,205	29,307

EBITDA	$39,419	$77,511
Non-cash stock based compensation	2,074	2,888
(Gain) loss on disposal of assets	83	(45)
Other miscellaneous	(318)	(239)

Adjusted EBITDA	$41,258	$80,115
Rent	18,255	25,814

Adjusted EBITDAR	$59,513	$105,929